Filed Pursuant to Rule 433
Registration No. 333-227052

Final Term Sheet
March 26, 2020

THE HOME DEPOT, INC.
$750,000,000 2.500% Notes due April 15, 2027
$1,500,000,000 2.700% Notes due April 15, 2030
$1,250,000,000 3.300% Notes due April 15, 2040
$1,500,000,000 3.350% Notes due April 15, 2050

Issuer:	The Home Depot, Inc.
Expected Ratings (Moody’s/S&P)*:	A2/A
Trade Date:	March 26, 2020
Settlement Date (T+2):	March 30, 2020
Title of Securities:	2.500% Notes due April 15, 2027	2.700% Notes due April 15, 2030	3.300% Notes due April 15, 2040	3.350% Notes due April 15, 2050
Principal Amount:	$750,000,000	$1,500,000,000	$1,250,000,000	$1,500,000,000
Maturity Date:	April 15, 2027	April 15, 2030	April 15, 2040	April 15, 2050
Treasury Benchmark:	1.125% due February 28, 2027	1.500% due February 15, 2030	2.375% due November 15, 2049	2.375% due November 15, 2049
Benchmark Yield:	0.676%	0.814%	1.411%	1.411%
Spread to Benchmark:	190 bps	195 bps	195 bps	200 bps
Reoffer Yield:	2.576%	2.764%	3.361%	3.411%
Price to Public:	99.513%	99.441%	99.114%	98.858%
Coupon:	2.500% per annum	2.700% per annum	3.300% per annum	3.350% per annum
Interest Payment Dates:	Semi-annually on each April 15 and October 15, commencing on October 15, 2020.	Semi-annually on each April 15 and October 15, commencing on October 15, 2020.	Semi-annually on each April 15 and October 15, commencing on October 15, 2020.	Semi-annually on each April 15 and October 15, commencing on October 15, 2020.
Optional Redemption:	Prior to February 15, 2027, make-whole call at T+30 bps; par call on and after February 15, 2027.	Prior to January 15, 2030, make-whole call at T+30 bps; par call on and after January 15, 2030.	Prior to October 15, 2039, make-whole call at T+30 bps; par call on and after October 15, 2039.	Prior to October 15, 2049, make-whole call at T+30 bps; par call on and after October 15, 2049.
Day Count Convention:	30/360	30/360	30/360	30/360
CUSIP/ISIN:	437076 CA8 / US437076CA82	437076 CB6 / US437076CB65	437076 CC4 / US437076CC49	437076 CD2 / US437076CD22
Joint Book-Running Managers:	BofA Securities, Inc. J.P. Morgan Securities LLC Deutsche Bank Securities Inc. Morgan Stanley & Co. LLC U.S. Bancorp Investments, Inc. Goldman Sachs & Co. LLC

Co-Managers:
BNY Mellon Capital Markets, LLC
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
Fifth Third Securities, Inc.
Mizuho Securities USA LLC
RBC Capital Markets, LLC
Siebert Williams Shank & Co., LLC
SunTrust Robinson Humphrey, Inc.
TD Securities (USA) LLC
Wells Fargo Securities, LLC
Barclays Capital Inc.
Samuel A. Ramirez & Company, Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting (i) BofA Securities, Inc. toll-free at 1-800- 294-1322, (ii) Deutsche Bank Securities Inc. toll-free at 1-800- 503-4611, (iii) J.P. Morgan Securities LLC collect at 1-212-834-4533 or (iv) Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.
*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.